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                                                                     EXHIBIT 4.1


                              AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION OF
                                 HOT TOPIC, INC.

Orval D. Madden and Jay A. Johnson certify that:

         1. They are the Chief Executive Officer and the Assistant Secretary, respectively, of Hot Topic, Inc., a California corporation (the "Corporation").

         2. The articles of incorporation of the Corporation are amended and restated in their entirety to provide as follows:

                                        I

         The name of the Corporation is HOT TOPIC, INC.

                                       II

         The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                       III

         The Corporation is authorized to issue two classes of shares designated "Common Stock" and "Preferred Stock," respectively. The number of shares of Common Stock authorized to be issued is fifty million (50,000,000) and the number of shares of Preferred Stock authorized to be issued is ten million (10,000,000).

         The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate of determination pursuant to the California Corporations Code, to fix or alter from time to time the powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including without limitation, the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting



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such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                       IV

         The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                        V

         The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to the Corporation and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code.

                                       VI

         1. For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its shareholders or any class thereof, as the case may be, it is further provided that:

              1.1. No action shall be taken by the shareholders of the Corporation, except at an annual or special meeting of the shareholders called in accordance with the bylaws of the Corporation.

              1.2. Article II, Sections 2, 3, 8 and 10, Article III, Sections 2 and 4 and Article VIII, Section I of the bylaws may be altered, amended or repealed by the shareholders, only by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"). Subject to California law, all other sections of the bylaws may be altered, amended or repealed by the affirmative vote of a majority of the Voting Stock. In furtherance and not in limitation of the power conferred by statute, the board of directors is expressly authorized to adopt, amend, supplement or repeal the bylaws, except as otherwise provided by the Corporations Code.

              1.3. Vacancies in the board of directors caused by any reason, including the removal of a director or directors, may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director.



                                       2.
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              1.4. Notwithstanding any other provisions of these Amended and
Restated Articles of Incorporation, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal.

              1.5. The number of authorized directors shall be as set forth in the bylaws of the Corporation. The maximum or minimum number of directors may be changed, or a definite number fixed without provision for a variable number, only by an amendment to the articles of incorporation or bylaws of the Corporation duly adopted by the vote of holders of sixty-six and two-thirds percent (66-2/3%) of the Voting Stock. No amendment may change the stated maximum number of authorized directors to a number greater than two (2) times the stated minimum number of directors minus one (1).

              1.6. The ability of shareholders to cumulate votes in the election of directors shall be eliminated; provided this provision shall become effective only when the Corporation becomes a listed corporation within the meaning of
Section 301.5 of the Corporations Code.

                                       VII

         1. In addition to any affirmative vote required by law, by these Amended and Restated Articles of Incorporation or by any preferred stock designation, and except as otherwise expressly provided in Section 3 of this
Article VII:

              1.1. any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Shareholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or

              1.2. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) equal to or greater than 15% of the Corporation's assets as set forth on the Corporation's most recent audited consolidated financial statements; or

              1.3. the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value equal to or greater than 15% of the Corporation's assets as set forth on the Corporation's most recent audited consolidated financial statements; or



                                       3.
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              1.4. any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is Beneficially Owned (as hereinafter defined) by any Interested Shareholder or any Affiliate of any Interested Shareholder;

shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class. Such affirmative vote shall be required notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or any provision of law or of any agreement with any national securities exchange or otherwise which might otherwise permit a lesser vote or no vote.

         2. The term "Business Combination" as used in this Article VII shall mean any transaction which is referred to in any one or more of subparagraphs
1.1 through 1.4 of Section 1.

         3. The provisions of Section 1. of this Article VII shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law, any other provision of these Amended and Restated Articles of Incorporation and any preferred stock designation, if, in the case of a Business Combination that does not involve any cash or other consideration being received by the shareholders of the Corporation, solely in their respective capacities as shareholders of the Corporation, the condition specified in the following paragraph 3.1 is met, or, in the case of any other Business Combination, the conditions specified in either of the following paragraph 3.1 or paragraph 3.2 are met:

              3.1. The Business Combination shall have been approved by:

                   (a) a majority of the Continuing Directors (as hereinafter defined); provided however, that this condition shall not be capable of satisfaction unless there are at least two Continuing Directors; or

                   (b) a majority of the shares not held by the Interested Shareholder.


                                       4.
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              3.2. All of the following conditions shall have been met:

                   (a) The consideration to be received by holders of shares of a particular class (or series) of outstanding Voting Stock (including Common Stock and other than Excluded Preferred Stock (as hereinafter defined)) shall be in cash or in the same form as the Interested Shareholder or any of its Affiliates has previously paid for shares of such class (or series) of Voting Stock. If the Interested Shareholder or any of its Affiliates have paid for shares of any class (or series) of Voting Stock with varying forms of consideration, the form of consideration to be received per share by holders of shares of such class (or series) of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class (or series) of Voting Stock previously acquired by the Interested Shareholder.

                   (b) The aggregate amount of (x) the cash and (y) the Fair Market Value, as of the date (the "Consummation Date") of the consummation of the Business Combination, of the consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following (in each case appropriately adjusted in the event of any stock dividend, stock split, combination of shares or similar event):

                        (i) (if applicable) the highest per share price paid by the Interested Shareholder or any of its Affiliates for any shares of Common Stock acquired by them within the two-year period immediately prior to the date of the first public announcement of the proposal of the Business Combination (the "Announcement Date") or in any transaction in which the Interested Shareholder became an Interested Shareholder, whichever is higher; and

                        (ii) the Fair Market Value per share of Common Stock on the Announcement Date or the first date on which the Interested Shareholder became an Interested Shareholder (the "Determination Date") (which, if more than two years prior to the Announcement Date shall be deemed to be the date two years prior to the Announcement Date), whichever is higher.

                   (c) The aggregate amount of (x) the cash and (y) the Fair Market Value, as of the Consummation Date, of the consideration other than cash to be received per share by holders of shares of any class (or series), other than Common Stock or Excluded Preferred Stock, of outstanding Voting Stock shall be at least equal to the higher of the following (in each case appropriately adjusted in the event of any stock dividend, stock split, combination of shares or similar event), it being intended that the requirements of this paragraph 3.2(c) shall be required to be met with respect to every such class (or series) of outstanding Voting Stock whether or not the Interested



                                       5.
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Shareholder or any of its Affiliates has previously acquired any shares of a particular class (or series) of Voting Stock):

                        (i) (if applicable) the highest per share price paid by the Interested Shareholder or any of its Affiliates for any shares of such class (or series) of Voting Stock acquired by them within the two-year period immediately prior to the Announcement Date or in any transaction in which it became an Interested Shareholder, whichever is higher; and

                        (ii) the Fair Market Value per share of such class (or series) of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

                   (d) After such Interested Shareholder has become an interested Shareholder and prior to the consummation of such Business
Combination: (a) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock; (b) there shall have been (I) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, and (II) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (c) neither such Interested Shareholder nor any of its Affiliates shall have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.

                   (e) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder and any of its Affiliates shall not have received the benefit, directly or indirectly (except proportionately, solely in such Interested Shareholder's or Affiliate's capacity as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

                   (f) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination



                                       6.
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(whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

                   (g) Such Interested Shareholder shall have supplied the Corporation with such information as shall have been requested pursuant to
Section 6 of this Article VII within the time period set forth therein.

         4.   For the purposes of this Article VII:

              4.1. A "person" means any individual, limited partnership, general partnership, corporation or other firm or entity.

              4.2. "Interested Shareholder" means any person (other than the Corporation or any Subsidiary) who or which:

                   (a) is the Beneficial Owner (as hereinafter defined), directly or indirectly, of fifteen percent (15%) or more of the voting power of all of the then-outstanding shares of the Voting Stock; or

                   (b) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the Beneficial Owner, directly or indirectly, of fifteen percent (15%) or more of the voting power of all of the then-outstanding shares of the Voting Stock; or

                   (c) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the 1933 Act.

              4.3. A person shall be a "Beneficial Owner" of, or shall "Beneficially Own," any Voting Stock:

                   (a) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as in effect on the adoption date of these Amended and Restated Articles of Incorporation; or

                   (b) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding (but shall not



                                       7.
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be deemed to be the Beneficial Owner of any shares of Voting Stock solely by reason of a revocable proxy granted for a particular meeting of shareholders, pursuant to a public solicitation of proxies for such meeting, and with respect to which shares neither such person nor any such Affiliate or Associate is otherwise deemed the Beneficial Owner); or

                   (c) which is beneficially owned, directly or indirectly, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as in effect on the adoption date of these Amended and Restated Articles of Incorporation, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (other than solely by reason of a revocable proxy as described in subparagraph (b) of this paragraph 4.3) or disposing of any shares of Voting Stock;

provided, however, that in case of any employee stock ownership or similar plan of the Corporation or of any Subsidiary in which the beneficiaries thereof possess the right to vote any shares of Voting Stock held by such plan, no such plan nor any trustee with respect thereto (nor any Affiliate of such trustee), solely by reason of such capacity of such trustee, shall be deemed, for any purposes hereof, to beneficially own any shares of Voting Stock held under any such plan.

              4.4. For the purposes of determining whether a person is an Interested Shareholder pursuant to paragraph 4.2 of this Section 4, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph 4.3 of this Section 4 but shall not include any other unissued shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

              4.5. "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the adoption date of these Amended and Restated Articles of Incorporation.

              4.6. "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph 4.2 of this Section 4, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned directly or indirectly, by the Corporation.

              4.7. "Continuing Director" means any member of the Board of Directors of the Corporation who is a director originally elected or appointed upon incorporation of the Corporation or who is not an Interested Shareholder or affiliated with the Interested Shareholder and was a member of the Board of Directors prior to the time that the



                                       8.
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Interested Shareholder became an Interested Shareholder and any director who is thereafter chosen to fill any vacancy on the Board of Directors or who is elected and who, in either event, is not an Interested Shareholder or unaffiliated with the Interested Shareholder and in connection with his or her initial assumption of office is recommended for an appointment or election by a majority of Continuing Directors then on the Board.

              4.8. "Fair Market Value" means: (i) in the case of stock, the highest closing sale price on the last trading day immediately Preceding the date in question of a share of such stock on the composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sale price quotation with respect to a share of such stock on the last trading day preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in accordance with Section 5 of this Article VII; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in accordance with Section 5 of this Article VII.

              4.9. In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in paragraphs 3.2(b) and 3.2(c) of Section 3 of this Article VII shall include the shares of Common Stock and/or the shares of any other class (or series) of outstanding Voting Stock retained by the holders of such shares.

              4.10. "Whole Board" means the total number of directors which the Corporation would have if there were no vacancies.

              4.11. "Excluded Preferred Stock" means any series of Preferred Stock with respect to which the preferred stock designation creating such series expressly provides that the provisions of this Article VII shall not apply.

         5. A majority of the Whole Board but only if a majority of the Whole Board shall then consist of Continuing Directors or, if a majority of the Whole Board shall not then consist of Continuing Directors, a majority of the then Continuing Directors, shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article VII, including, without limitation, (i) whether a person is an Interested Shareholder, (ii) the number of shares of Voting Stock beneficially owned by any person (iii) whether a person



                                       9.
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is an Affiliate or Associate of another, (iv) whether the applicable conditions set forth in paragraph 3.2 of Section 3 have been met with respect to any Business Combination, (v) the Fair Market Value of stock or other property in accordance with paragraph 4.8 of Section 4 of this Article VII, and (vi) whether the assets which are the subject of any Business Combination referred to in paragraph 1.2 of Section 1 have or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination referred to in paragraph 1.3 of Section 1 has, an aggregate Fair Market Value equal to or greater than 15% of the Corporation's assets as set forth on the Corporation's most recent audited consolidated financial statements.

         6. A majority of the Whole Board shall have the right to demand, but only if a majority of the Whole Board shall then consist of Continuing Directors, or, if a majority of the Whole Board shall not then consist of Continuing Directors, a majority of the then Continuing Directors shall have the right to demand, that any person who it is reasonably believed is an Interested Shareholder (or holds of record shares of Voting Stock Beneficially Owned by any Interested Shareholder) supply the Corporation with complete information as to
(i) the record owner(s) of all shares Beneficially Owned by such person who it is reasonably believed is an Interested Shareholder, (ii) the number of, and class or series of, shares Beneficially Owned by such person who it is reasonably believed is an Interested Shareholder and held of record by each such record owner and the number(s) of the stock certificate(s) evidencing such shares, and (iii) any other factual matter relating to the applicability of effect of this Article VII, as may be reasonably requested of such person, and such person shall furnish such information within 10 days after receipt of such demand.

         7. Nothing contained in this Article VII shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

                                      VIII

         1. The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph 2 of this Article VIII, and all rights conferred upon the shareholders herein are granted subject to this reservation.

         2. Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the voting power of the Corporation required by law, these Amended and Restated Articles of Incorporation or any preferred stock designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting



                                      10.
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power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Article VI, Article VII or this Article VIII.

                                      * * *

         3. The foregoing amended and restated articles of incorporation have been duly approved by the board of directors.

         4. The foregoing amended and restated articles of incorporation have been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the Corporations Code. On the record date for the shareholder approval of the foregoing amended and restated articles of incorporation, the total number of outstanding shares of the Corporation was 764,001 shares of Common Stock, 225,807 shares of Series A Preferred, 204,422 shares of Series B Preferred, 236,944 shares of Series C Preferred, and 1,611,800 shares of Series D Preferred. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than one-half of the Common Stock and more than two-thirds of the Preferred Stock voting as a single class.

         5. Subsequent to such shareholder approval and prior to the filing of this certificate, all outstanding shares of Preferred Stock were converted into shares of Common Stock.


                                      11.
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         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

         Dated:  September 23, 1996, at Pomona, California.



                                            /s/ Orval D. Madden
                                            ____________________________________
                                            Orval D. Madden,
                                            Chief Executive Officer


                                            /s/ Jay A. Johnson
                                            ____________________________________
                                            Jay A. Johnson
                                            Assistant Secretary



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